Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bioanalytical Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-56123 and 333-56127) on Form S-8 of Bioanalytical Systems, Inc. of our report dated January 7, 2005, with respect to the consolidated balance sheet of Bioanalytical Systems, Inc. as of September 30, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended which report appears in the September 30, 2004, annual report on Form 10-K of Bioanalytical Systems, Inc.

/s/  KPMG LLP

Indianapolis, Indiana
January 12, 2005